Exhibit 99.1

From:
Xponential, Inc.
6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071
Company Contact: Dwayne Moyers,
817-731-9559

For Immediate Release

Xponential, Inc. Increases Stake in
American IronHorse Motorcycle Company, Inc.

Norcross, Georgia, February 15, 2005:  Xponential, Inc. (OTC Bulletin Board: XPOI) announced that it has acquired an additional 51,111 shares of American IronHorse Motorcycle Company, Inc. common stock in a private transaction for $6.00 per share.  The acquisition increases the holdings of the Company and its wholly-owned subsidiary, Xponential Advisors, Inc., to 793,859 shares, or 15% of the common stock outstanding.  Xponential also owns a warrant to purchase an additional 100,000 shares at $15 per share.

“The current investment affirms our belief in the direction and performance of American IronHorse.  Management of American IronHorse continues to make improvements in production capacity and delivery of its motorcycles through expansion of its dealer network.  We believe that our investment in American IronHorse will bring significant value to Xponential stockholders as American IronHorse continues its growth,” stated Dwayne A. Moyers, Chief Executive Office of Xponential, Inc.

Dwayne A Moyers is Chief Executive Officer and Chairman of the Board of Xponential and Xponential Advisors, Inc., and also serves as Chairman of the Board of American IronHorse Motorcycle Company, Inc.  Robert Schleizer, the Company’s Chief Financial Officer, has served as Chief Financial Officer of American IronHorse since November 2003.  Mr. Moyers and other directors and officers of Xponential, Inc. own or control, either directly or through affiliated entities, an additional 1,018,373 shares, or 19.23% of the outstanding common stock of American IronHorse.

This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc.  Security holders are cautioned that such forward-looking statements involve risks and uncertainties.  The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based.  Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.